EXHIBIT 99.1

                              THE LORI CORPORATION
                               500 CENTRAL AVENUE
                              NORTHFIELD, IL 60093


                             FOR IMMEDIATE RELEASE

         Contacts: Lori Corporation               COMFORCE/YIELD
         Robert S. Gruber                         Christopher P. Franco
         (212) 628-2554                           (516) 352-3200





                   LORI COMPLETES ACQUISITION OF YIELD GLOBAL


         Northfield, Illinois, October 18, 1995 - The Lori Corporation (ASE:LRC) announced today that it has completed the previously announced acquisition of YIELD Global, a wholly-owned subsidiary of Spectrum Information Technologies, Inc. ("SIT"), for approximately $6 million cash, the majority of which was raised through a private sale of approximately 1.6 million Lori common shares at $3.00 per share plus detachable warrants for approximately 800,000 common shares at $3 3/8 per share with an expiration in three years.

         YIELD provides telecommunications and computer technical staffing services worldwide primarily to Fortune 500 companies and maintains an extensive global database of technical specialists, with an emphasis on wireless communications capability. Originally founded in 1987 and sold to SIT in November 1993, YIELD was ranked one of the fastest growing private companies in America by INC. for the years 1993 and 1994.

         The acquisition of YIELD is the first major step in the redirection of Lori's business. Lori also announced its intent to reposition its existing fashion jewelry businesses as soon as practical.

         In connection with its new business direction, Lori intends to change its corporate name to COMFORCE Corporation, which is more descriptive of the services the company provides, and will relocate its headquarters to Lake
Success, New York. All YIELD's current personnel will become employees of COMFORCE. COMFORCE intends to announce additional key management positions at a later date. The senior management team of COMFORCE has received in excess of 30% of Lori common shares in consideration of its agreement to build a leading technical staffing business.
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THE LORI CORPORATION                              October 18, 1995






         Michael Ferrentino, President of COMFORCE, said, "The strategic vision of COMFORCE is to become the leading provider of staffing and outsourcing solutions for the 'information superhighway'. We are planning COMFORCE's growth through internal geographic expansion and externally through an aggressive domestic and international acquisition program."

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